Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010, except for Notes H. and Q., as to which the date is June 11, 2010 relating to the financial statements, and the effectiveness of internal control over financial reporting, and of our report dated February 25, 2008 relating to the financial statements of BioMarin/Genzyme LLC which appears in Genzyme Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 29, 2010